SOVEREIGN BANCORP, INC.
             NON-EMPLOYEE DIRECTOR COMPENSATION PLAN


     1. Purpose. The purpose of the Sovereign Bancorp, Inc. Non-Employee Director Compensation Plan (the "Plan") is to advance the interests of Sovereign Bancorp, Inc. (the "Company") and its shareholders by closely aligning the interests of the Company and its shareholders with (i) members of the Board of Directors of the Company who are not employees of the Company, Sovereign Bank (the "Bank") or any other Subsidiary, (ii) members of the Board of Directors of the Bank who are not employees of the Company, the Bank or any other Subsidiary, and (iii) members of the Board of Directors of any Subsidiary designated by resolution of the Board of Directors of the Company to participate in this Plan who are not employees of the Company, the Bank or any Subsidiary (collectively, the "Non-Employee Directors"). Therefore, this Plan requires the payment of a material portion of an annually established dollar amount of compensation payable to Non-Employee Directors for membership on the Board and committees in shares of the Company's common stock, no par value per share ("Common Stock"). Common Stock issuable under this Plan may be either authorized but unissued shares, treasury shares, or shares purchased in the open market.

     2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of its members or the secretary of the Board or any Officer, appointed vice president or employee of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

     3. Definition of Subsidiaries. As used herein, the term "Subsidiary" means any corporation, joint venture or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a joint venture or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof.

     4. Participation; Amount of Non-Employee Director Compensation. Each Non-Employee Director shall participate in the Plan. The Board annually shall establish a dollar amount of quarterly compensation payable for services (including the annual retainer fee, meeting attendance fees and any fees payable for services on the Board or any committee thereof) to be performed by the following classes of Non-Employee Director: Company Non-Employee Director, Bank Non-Employee Director, Company and Bank Non-Employee Director, Company Chairman and, if applicable, Subsidiary Non-Employee Director. Such fees will be payable in cash and shares of Common Stock as follows:

          (a) Each Company Non-Employee Director, on a quarterly basis, shall receive:

               (i)  500 shares of Common Stock; plus

               (ii) cash equal to the dollar amount of aggregate quarterly compensation set annually by the Board for Company Non-Employee Directors, minus the dollar value of 500 shares of Common Stock multiplied by the Sovereign Market Price (as hereinafter defined).

          (b) Each Bank Non-Employee Director, on a quarterly basis, shall receive:

               (i)  175 shares of Common Stock; plus

               (ii) cash equal to the dollar amount of aggregate quarterly compensation set annually by the Board for Bank Non-Employee Directors, minus the dollar value of 175 shares of Common Stock multiplied by the Sovereign Market Price.

          (c) Each Company and Bank Non-Employee Director, on a quarterly basis, shall receive:

               (i)  675 shares of Common Stock; plus

               (ii) cash equal to the dollar amount of aggregate quarterly compensation set annually by the Board for Company and Bank Non-Employee Directors, minus the dollar value of 675 shares multiplied by the Sovereign Market Price

Notwithstanding anything contained herein to the contrary, the amount of cash payable to any Non-Employee Director may be reduced or withheld by the Chairman or President of the Company for failure to attend meetings of any Board of Directors or failure to otherwise perform the duties of such Non- Employee Director's office.

          (d) The Company Chairman shall receive that number of shares of Common Stock equal to the dollar amount of quarterly aggregate compensation set annually by the Board for the Company Chairman, divided by the Sovereign Market Price. The Company Chairman shall not receive additional compensation for service as a director of the Bank or any other Subsidiary.

          (e) If the directors of any other Subsidiary are designated by resolution of the Board of Directors of the Company to participate in the Plan, then each such Subsidiary Non-Employee Director, on a quarterly basis, shall receive such number of shares of Common Stock and cash as shall be specified by resolution of the Board of Directors of the Company.

          (f) Sovereign Market Price shall mean the average closing sale price of Sovereign Common Stock for the ten trading days ended on the last trading day of the quarter with respect to which the determination is being made; provided, however, if the Common Stock does not trade on any such day, the average of the high and low bid and asked prices for such day shall be used.

          (g) In the event the value determined by multiplying the number of shares of Common Stock to which a Non-Employee Director is entitled by the Sovereign Market Price exceeds the aggregate quarterly compensation payable to a Non-Employee Director, then such Non-Employee Director shall receive no quarterly cash compensation but the number of shares of Common Stock to which such Non-Employee Director is entitled shall not be reduced.

     5. Payment of Non-Employee Director Compensation. There shall be issued to each Non-Employee Director on the last business day of each calendar quarter, the number of shares of Common Stock payable to such Non-Employee Director as determined pursuant to Section 4 above. There shall be paid to each Non-Employee Director on the last business day of each calendar quarter the cash compensation payable to such Non-Employee Director as determined pursuant to Section 4 above.

     6. Number of Shares of Common Stock Issuable Under the Plan. The maximum number of shares of Common Stock that may be issued under the Plan shall be 500,000, provided, however, that if the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of a payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, reverse stock split, subdivision, consolidation, combination, reclassification or recapitalization involving Common Stock, then the numbers, rights and privileges of the shares issuable under Section 4 and this Section 6 of Plan shall be increased, decreased or changed in like manner. To the extent that the application of this Section would result in fractional shares of Common Stock being issuable, cash will be paid to the Non-Employee Director in lieu of such fractional shares based upon the Sovereign Market Value.

     7.   Miscellaneous Provisions.

          (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be elected as a director of the Company or the Bank.

          (b) A participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

          (c) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements. All certificates representing shares of Common Stock issued under this Plan shall bear the following legend:

          The shares of Sovereign Bancorp, Inc. common stock, no par value (the "Common Stock") evidenced by this certificate were issued under the Sovereign Bancorp, Inc.
          Non-Employee Director Compensation Plan which is intended to comply with the provisions of Rule 16b-3 promulgated by the Securities and Exchange Commission. Accordingly, no shares of Common Stock evidenced by this certificate shall be transferred on or before the expiration of six months from the date of issuance of such shares of Common Stock.

          (d) It shall be a condition to the obligation of the Company to issue shares of Common Stock hereunder, that the participant pay to the Company, to the extent required by law and upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. A Non-Employee Director may satisfy the withholding obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock, otherwise issuable under the Plan, having a fair market value equal to the amount required to be withheld. If the amount requested is not paid, the Company shall have no obligation to issue, and the participant shall have no right to receive, shares of Common Stock.

          (e) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares hereunder.

          (f) By accepting any Common Stock hereunder or other benefit under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

          (g) The appropriate officers of the Company shall cause to be filed any registration statement required by the Securities Act of 1933, as amended, and any reports, returns or other information regarding any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other applicable statute, rule or regulation.

          (h) The provisions of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          (i) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

     8. Amendment. The Plan may be amended at any time and from time to time by resolution of the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 under Section 16 of the Exchange Act, in effect from time to time, Plan provisions shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any shares of Common Stock theretofore issued without such participant's written consent.

     9. Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

          (a) upon the adoption of a resolution of the Board terminating the Plan; or

          (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 10 below.

     No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person without his or her consent with respect to any shares of Common Stock theretofore earned and issuable under the Plan.

     10. Shareholder Approval and Adoption. The Plan shall be effective as of January 1, 1996, contingent upon shareholder approval and adoption at the 1996 annual meeting of shareholders of the Company. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the Commonwealth of Pennsylvania.